                                                                    EXHIBIT 99.1


                          FORM OF EXCHANGE AGREEMENTS

            EXCHANGE AGREEMENT (the "Agreement"), dated as of July 6, 2001, between AT&T CORP., a New York corporation ("AT&T"), and [Goldman, Sachs & Co., a New York limited partnership] [Credit Suisse First Boston Corporation, a Massachusetts corporation] ("Investment Bank"), and, solely with respect to Sections 2, 7, 8, 9, 10 and 11 hereof, AT&T WIRELESS SERVICES, INC., a Delaware corporation ("AWS").

            WHEREAS, AT&T desires to exchange shares of common stock, $.01 par value ("AWS Common Stock"), of AWS, with Investment Bank for certain debt obligations of AT&T held by Investment Bank;

            WHEREAS, Investment Bank desires to exchange such debt obligations of AT&T for AWS Common Stock; and

            WHEREAS, concurrently with the execution and delivery of this Agreement, AT&T and [Credit Suisse First Boston Corporation ("CSFB")] [Goldman, Sachs & Co. ("GS")] (the "Parallel Investment Bank"), and, solely with respect to certain sections, AWS, are entering into an exchange agreement (the "Parallel Exchange Agreement"), pursuant to which AT&T will exchange shares of AWS Common Stock with Parallel Investment Bank for certain debt obligations of AT&T held by Parallel Investment Bank, subject to the same terms and conditions as set forth in this Agreement.

            NOW THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

            1. Exchange of Shares for Debt Obligations. (a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the Closing (as defined below), (i) AT&T will transfer and deliver to Investment Bank, and Investment Bank will accept, the number of shares of AWS Common Stock set forth on Schedule I (the "Shares") and (ii) Investment Bank will transfer to AT&T, and AT&T will accept, AT&T's debt obligations set forth on Schedule II (the "Debt Obligations").

            (a) The exchange of Shares for Debt Obligations (the "Closing") shall occur at the office of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York (or at such other location or locations as may be agreed upon by Investment Bank and AT&T), at 8:00 a.m., New York City time, on the third Business Day subsequent to the date of this Agreement (the "Closing Date"). At the Closing, Investment Bank shall deliver to AT&T, through the facilities of The Depository Trust Company ("DTC"), its holdings of the Debt Obligations, and AT&T shall deliver to Investment Bank the Shares (in such denominations and registered in such names as Investment Bank may request not later than the second Business Day preceding the Closing Date), such delivery of shares to be made by book-entry transfer recorded in the direct registration system of AWS maintained by AWS's transfer agent and registrar, EquiServe Trust Company, N.A.

            (b) As used in this Agreement, the term "Business Day" shall mean those days on which both the New York Stock Exchange and banking institutions located in New York City are open for trading or banking, as the case may be, in the ordinary course of business.

            2. Registration of Shares, etc. AWS has filed with the Securities and Exchange Commission (the "Commission") a registration statement (No. 333-60472) on Form S-1, including a prospectus relating to Shares to be acquired by Investment Bank under this Agreement and sold by Investment Bank as a principal for its own account in a public offering (the "Public Offering").

            (a) AWS agrees that if the Closing occurs but Investment Bank does not sell all of the Shares it acquires pursuant to Section 1 in the Public Offering, AWS shall enter into a registration rights agreement with Investment Bank, or, if AWS would otherwise have a similar obligation to the Parallel Investment Bank under the Parallel Exchange Agreement, with Investment Bank and the Parallel Investment Bank (collectively, the "Investment Banks") which will contain the following provisions:

            (i) Upon written request by the Investment Bank(s), AWS shall use its reasonable efforts to file as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to this Section
      2) with the Commission, and thereafter shall use its reasonable efforts to cause to be declared effective, a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale of the Shares and the shares acquired under the Parallel Exchange Agreement, if any, (collectively, "Registrable Shares") by the Investment Bank(s) (the "Registration Statement").

            (ii) Subject to the last sentence of this clause (ii): (A) the Investment Bank(s) shall have the right to submit a total of one written request to file a Registration Statement during the period from 45 days following the date of this Agreement until the one-year anniversary of the date of this Agreement; and (B) the Investment Bank(s) shall have the right to submit a written request to file a total of one additional Registration Statement during the period from the one-year anniversary of this Agreement until the earlier of (1) the date that is two years from the Closing Date or (2) the first date as of which all the Registrable Shares held by such Investment Bank have been sold. No request for registration may be made by an Investment Bank unless the number of shares sought to be included exceeds the Threshold Number (as defined below). The foregoing notwithstanding, each Investment Bank's rights to request that a Registration Statement be filed shall terminate on the earlier of (X) the first date on which the Registrable Shares held by such Investment Bank become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act or (Y) the number of Registrable Shares held by such Investment Bank at such time is less than the Threshold Number. The "Threshold Number" is the lesser of (1) [_______]* and (2) the number of shares that could be resold by such Investment Bank at the relevant time in accordance with Rule 144 under the Securities Act.

            (iii) The Investment Bank(s) agrees that AWS may refuse to file a Registration Statement for a period not to exceed 60 days in any three-month period or for three periods not to exceed an aggregate of 120 days in any twelve-month period (each, a "Suspension Period") for valid business reasons, to be determined by AWS in its sole

----------

* Fill in the number of shares having a value of $250,000,000 at the exchange price.

      reasonable judgment (not including avoidance of AWS's obligations hereunder), including, without limitation, the acquisition or divestiture of assets, public filings with the Commission, pending corporate developments and similar events. AWS shall provide notice to the Investment Bank(s) of a Suspension Period.

            (iv) AWS shall use its reasonable efforts to cause (A) a Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto to comply in all material respects with the Securities Act and the rules and regulations of the Commission thereunder, (B) a Registration Statement and any amendment thereto (in either case, other than with respect to information included therein in reliance upon or in conformity with written information furnished to AWS by or on behalf of the Investment Bank(s) specifically for use therein ("Investment Bank's Information")) not to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (C) any prospectus forming part of any Registration Statement, and any supplement to such prospectus (in either case, other than with respect to Investment Bank's Information), not to include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (v) In connection with a Registration Statement, AWS shall enter into an indemnification agreement with the Investment Bank(s) in which AWS will provide the same indemnification and contribution to the Investment Bank(s) for the information contained in the Registration Statement as AWS provided to the Underwriters (defined below) in the Underwriting Agreement (defined below), and the Investment Bank(s) will provide the same indemnification and contribution to AWS for Investment Bank's Information as the Investment Bank(s) provided in the Underwriting Agreement.

            3. Representations and Warranties. (a) AT&T hereby represents and warrants to Investment Bank that:

            (i) AT&T is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. AT&T has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by AT&T and constitutes a legal, valid and binding obligation of AT&T, enforceable against AT&T in accordance with its terms.

            (ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or nongovernmental third party is required to be obtained or made by or with respect to AT&T in connection with the execution, delivery and performance of this Agreement except as have been previously obtained or made.

            (iii) Neither the exchange of the Shares nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will result in a breach of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which AT&T is a party or by which it is bound, or AT&T's Certificate of Incorporation or By-Laws, or, to the best of its knowledge, any order, rule or regulation applicable to AT&T of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over AT&T or its properties.


            (iv) AT&T has good and valid title to the Shares, free and clear of any liens, claims, equities, encumbrances, security interests, options, charges or restrictions of any kind (collectively, "Liens"). Upon delivery to Investment Bank at the Closing of the Shares to be exchanged, for transfer to Investment Bank, and upon AT&T's exchange for the agreed upon Debt Obligations, good and valid title to such Shares will pass to Investment Bank, free and clear of any Liens, other than those arising from acts of Investment Bank (other than those arising as a result of this Agreement or the Underwriting Agreement or acts of Investment Bank contemplated by the Registration Statement). Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.


            (v) When the Shares are transferred to Investment Bank at the Closing in exchange for the Debt Obligations, (i) the Shares will have been duly and validly authorized and issued, and fully paid and non-assessable and (ii) the Shares will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

            (vi) AT&T has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and AT&T has not relied on Investment Bank, Investment Bank's legal counsel or Investment Bank's accounting advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

            (b) Investment Bank hereby represents and warrants to AT&T that:

            (i) Investment Bank is a [limited partnership][corporation] duly organized, validly existing and in good standing under the laws of the State of [New York] [Massachusetts]. Investment Bank has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Investment Bank and constitutes a legal, valid and binding obligation of Investment Bank, enforceable against Investment Bank in accordance with its terms.

            (ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or nongovernmental third party is required to be obtained or made by or with respect to Investment Bank in connection with the execution, delivery and performance of this Agreement except as have been previously obtained or made.

            (iii) Neither the exchange of the Debt Obligations nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will result in a breach of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Investment Bank is a party or by which it is bound, or Investment Bank's charter or other organizational documents, or, to the best of its knowledge, any order, rule or regulation applicable to Investment Bank of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Investment Bank or its properties.


            (iv) Investment Bank has good and valid title to the Debt Obligations, free and clear of any Liens. Investment Bank acquired the Debt Obligations not less than 14 calendar days prior to the date hereof. Upon delivery to AT&T at the Closing of the Debt Obligations to be exchanged, for transfer to AT&T through the facilities of DTC, and upon Investment Bank's exchange for the Shares, good and valid title to the Debt Obligations will pass to AT&T, free and clear of any Liens, other than those arising from acts of AT&T (other than those arising as a result of this Agreement or the Underwriting Agreement or acts of AT&T contemplated by the Registration Statement). To the best knowledge of Investment Bank, other than this Agreement, the Debt Obligations are not subject to any contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of the Debt Obligations.


            (v) Investment Bank has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and Investment Bank has not relied on AT&T, AT&T's legal counsel or AT&T's accounting advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

            4. Conditions.

            (a) The obligations of Investment Bank to exchange the Debt Obligations for the Shares at the Closing shall be subject to the satisfaction of the following conditions:

            (i) AT&T shall have furnished to Investment Bank an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effects set forth in Exhibit 1 hereto.

            (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereunder.

            (iii) The representations and warranties of AT&T in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date, and AT&T shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date, and AT&T shall have furnished to Investment Bank a certificate of AT&T, in form reasonably satisfactory to the Investment Bank signed by a Vice President or Treasurer of AT&T, dated the Closing Date, to the foregoing effects.

            (iv) The private letter ruling AT&T received from the Internal Revenue Service on May 29, 2001, shall continue to be valid as of the Closing Date.

            (v) All of the conditions to the obligations of the Underwriters to purchase and pay for the Shares as set forth in Section 9 of the Underwriting Agreement (the "Underwriting Agreement"), among Investment Bank, as a selling stockholder, Parallel Investment Bank, as a selling stockholder, the underwriters named in Schedule I thereto (the "Underwriters") and AWS, dated the date hereof, shall have been satisfied.

In case any of such conditions shall not have been fulfilled, this Agreement may be terminated by Investment Bank by delivering written notice of termination to AT&T and AWS; provided, however, that (x) Parallel Investment Bank has also delivered a written notice of termination to AT&T and AWS pursuant to Section 4(a) of the Parallel Exchange Agreement and (y) Investment Bank and Parallel Investment Bank cite the failure(s) of the same condition(s) as the reason for termination in their respective notices of termination. Any such termination shall be without liability of any party to any other party except to the extent provided in subparagraphs (d), (e) and (f) of Section 8 of the Underwriting Agreement.

            (b) The obligations of AT&T to exchange the Shares for the Debt Obligations at the Closing shall be subject to the satisfaction of the following conditions:

            (i) Investment Bank shall have furnished to AT&T an opinion of Davis Polk & Wardwell, counsel for Investment Bank, dated the Closing Date, to the effects set forth in Exhibit 2 hereto.

            (ii) The representations and warranties of Investment Bank in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date, and Investment Bank shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date, and Investment Bank shall have furnished to AT&T a certificate of Investment Bank, in form reasonably satisfactory to AT&T signed by an officer of Investment Bank, dated the Closing Date, to the foregoing effects.

            (iii) All of the conditions to the obligations of the Selling Stockholders (as defined in the Underwriting Agreement) to deliver Shares and the shares acquired under the Parallel Exchange Agreement upon payment therefor set forth in Section 10 of the Underwriting Agreement shall have been satisfied.

            In case any of such conditions shall not have been fulfilled, this Agreement may be terminated by AT&T by delivering written notice of termination to Investment Bank, the

Parallel Investment Bank and AWS. Any such termination shall be without liability of any party to any other party except to the extent provided in subparagraphs (d), (e) and (f) of Section 8 of the Underwriting Agreement.

            5. Termination of Agreement. This Agreement may be terminated by Investment Bank by delivering written notice of termination to AT&T and AWS at any time prior to the Closing, if after the signing of this Agreement (i) trading in securities generally on the New York Stock Exchange shall have been materially suspended or materially limited or minimum prices shall have been established on such Exchange (which shall not include trading suspensions or limitations resulting from the operation of General Rules 80A and 80B of such Exchange, as amended or supplemented), (ii) a banking moratorium shall have been declared by either federal or New York State authorities or (iii) the United States shall have become engaged in hostilities which have resulted in the declaration of a national emergency or a declaration of war which, in the reasonable judgment of the Investment Bank, makes it impracticable or inadvisable for the Underwriters to proceed with the offering or delivery of the AWS Common Stock on the terms and in the manner contemplated in the Prospectus (as defined in the Underwriting Agreement); provided, however, that (x) Parallel Investment Bank has also delivered a written notice of termination to AT&T and AWS pursuant to Section 5 of the Parallel Exchange Agreement and (y) Investment Bank and Parallel Investment Bank cite the same reason(s) for termination in their respective notices of termination.

            A termination of this Agreement pursuant to this Section 5 shall be without liability of any party to any other party.

            6. Relationship of Parties. All acquisitions of Debt Obligations by Investment Bank, all exchanges of Debt Obligations for Shares by Investment Bank pursuant to this Agreement, all distributions by Investment Bank of the Shares and all other acts or omissions of Investment Bank in connection with this Agreement, are for Investment Bank's own account and not for the account of AT&T. No principal-agent relationship is, or is intended to be created between AT&T and Investment Bank, by any of the provisions of this Agreement.

            7. Survival of Provisions. The respective agreements, representations, warranties and other statements of AT&T or its officers and of Investment Bank or its officers and agreements of AWS or its officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of Investment Bank, AT&T, AWS or any of their respective officers and will survive the exchange of the Debt Obligations for the Shares.

            8. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following address or sent by electronic transmission to the telecopier numbers specified below:

            If to Investment Bank, to:


            If to AT&T, to:              AT&T Corp.
                                         295 North Maple Drive
                                         Basking Ridge, NJ  07920
                                         Attn:  Vice President-Law and
                                         Corporate Secretary
                                         Telecopier:  (908) 221-6618

            If to AWS, to:               AT&T Wireless Services, Inc.
                                         7277 164th NE
                                         Redmond, WA 98052
                                         Attn:  General Counsel
                                         Telecopier:  425-580-8333

            9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder.

            10. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            11. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

            12. Disclosure Authorized. AT&T is authorized, subject to applicable law, to disclose any and all aspects of the transactions contemplated by this Agreement, without the Investment Bank imposing any limitation of any kind.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                    AT&T CORP.,


                                    by
                                      ---------------------------------------
                                       Name:
                                       Title:


                                    [GOLDMAN, SACHS & CO.,]
                                    [CREDIT SUISSE FIRST BOSTON CORPORATION,]


                                    by
                                      ---------------------------------------
                                       [Name:
                                       Title:]

As to Sections 2, 7, 8, 9, 10
and 11 only:
                                    AT&T WIRELESS SERVICES, INC.,


                                    by
                                      ---------------------------------------
                                       Name:
                                       Title:





               [Signature Page to Debt/Equity Exchange Agreement]

                                                                      SCHEDULE I

            Shares to be delivered by AT&T at Closing

                  ________ shares of AWS Common Stock

                                                                     SCHEDULE II


                     Debt Obligation(s)                                  Face Amount
                     ------------------                                  -----------






                                                                          Total
                                                                                -------